Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                                       OF

         AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,

                                       OF

                                ACTIVISION, INC.

     ACTIVISION, INC., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

     1. The name of the corporation (hereinafter called the "Corporation") is Activision, Inc.

     2. The Amended and Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended by deleting the first paragraph of Article FOURTH and replacing it in its entirety with the following:

          "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is four hundred fifty-five million (455,000,000) shares, of which five million (5,000,000) shares are designated Preferred Stock, par value $.000001 per share and aggregate par value of five dollars ($5.00) ("Preferred Stock"), and of which four hundred fifty million (450,000,000) shares are designated Common Stock, par value $.000001 per share and aggregate par value of four hundred fifty dollars ($450.00) ("Common Stock"). Of the 5,000,000 shares of Preferred Stock, one million one hundred and twenty-five thousand (1,125,000) shares are designated Series A Junior Preferred Stock, par value $.000001 per share and aggregate par value of one dollar and twelve-and-one-half cents ($1.125)."

     3. The foregoing amendment of the certificate of incorporation of the corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that this document is the act and deed of the corporation named herein and that the facts stated herein are true.

Dated: April 4, 2005

                                                        /s/ George Rose
                                                        ----------------------
                                                        George Rose, Secretary